MuniYield Pennsylvania Insured Fund

File No. 811-7136

Item No. 77M (Mergers) -- Attachment



During the fiscal semi-annual period ending April 30, 2000, MuniYield Pennsylvania Insured Fund (the "Registrant") (formerly MuniYield Pennsylvania Fund) acquired substantially all of the assets and assumed substantially all of the liabilities of MuniVest Pennsylvania Insured Fund ("MuniVest PA"), File No. 811-7750, and MuniHoldings Pennsylvania Insured Fund ("MuniHoldings PA"), File No. 811-9133.

At meetings of the Boards of Directors of the Registrant and MuniVest PA and MuniHoldings PA, the Boards of
Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The
Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of MuniVest PA by the Registrant and the subsequent distribution of Registrant's Common Shares and Registrant's Series B Auction Market Preferred Shares ("AMPS"), respectively, to the holders of MuniVest PA Common Shares and MuniVest PA AMPS;
(ii) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of MuniHoldings PA by the Registrant and the subsequent distribution of Registrant's Common Shares and Registrant's Series B AMPS, respectively, to the holders of MuniHoldings PA Common Shares and MuniHoldings PA
AMPS, Series A; (iii) the amendment of the investment policies of the Registrant to provide that under normal circumstances, at least 80% of its assets will be invested in municipal obligations with remaining maturities of one-year or more that are covered by insurance guaranteeing the timely payment of principal at maturity and interest, as well as the change of the Registrant's name to "MuniYield Pennsylvania Insured Fund"; (iv) the designation of the currently outstanding series of auction market preferred shares of the Registrant as Series A; and (v) the subsequent deregistration and termination of each of MuniVest PA and MuniHoldings PA.

In connection with the Reorganization, on October 4, 1999, the Registrant filed a Registration Statement on Form N-14
(File No.333-88395; the "N-14 Registration Statement").
The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of MuniVest PA and MuniHoldings PA. Pre-Effective Amendment No. 1 to the
N-14 Registration Statement was filed on November 10,
1999, and the N-14 Registration Statement as so amended was declared effective by the Commission on November
10, 1999.

On December 15, 1999, the shareholders of the Registrant and MuniVest PA and MuniHoldings PA approved the Reorganization at a special meeting of shareholders held for that purpose. On March 6, 2000 (the "Reorganization
Date"), pursuant to the Agreement and Plan of Reorganization, MuniVest PA transferred securities and cash valued at $ 73,493,236.58 to the Registrant and received in exchange 3,559,542 shares of the Registrant's Common Shares and 1,100 shares of Registrant's Series B
AMPS with an aggregate liquidation preference of $25,000; MuniHoldings PA transferred securities and cash valued at $ 45,963,683.02 to the Registrant and received in exchange 1,983,121 shares of the Registrant's Common Shares and 820 shares of Registrant's Series B AMPS with an aggregate liquidation preference of $25,000; and MuniVest PA and MuniHoldings PA distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.

An Application for Deregistration on Form N-8F will be filed by MuniVest PA and MuniHoldings PA with the Securities and Exchange Commission.